Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-251105, No. 333-263913 and No. 333-270655) on Form S-8 and in the registration statement (No. 333-261970) on Form S-3 of our report dated March 28, 2024, with respect to the consolidated financial statements of Kinnate Biopharma Inc.

/s/ KPMG LLP

San Diego, California
March 28, 2024